EXHIBIT 3.27

CERTIFICATE OF FORMATION

OF

NL COOP HOLDINGS LLC

Dated as of December 12, 2007

This Certificate of Formation is being filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act.

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1. Name. The name of the limited liability company is “NL COOP Holdings LLC” (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The registered agent of the Company at such address is Corporation Service Company.

3. Initial Authorized Persons. Each of the following persons is designated as an “Authorized Person”: Thomas Barr; George Knight; and Ellen Berndt. Except as otherwise provided in any limited liability company agreement of the Company, each Authorized Person shall have the authority provided for under the Delaware Limited Liability Company Act, which shall include, without limitation, the authority to execute, deliver and/or cause the filing of any:

A. contracts, agreements, endorsements, assignments, transfers, stock powers, or other instruments on behalf of the Company;

B. certificates, applications, instruments and other documents (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business; and

C. documents necessary or useful to register the Company, or any contract, agreement or other document of the Company, with appropriate authorities in the Netherlands or any other jurisdiction, including the grant of any power of attorney with respect thereto.

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IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the date first written above.

/s/ Brian P. Finnegan
Name:	Brian P. Finnegan
Title:	Authorized Person

[CERTIFICATE OF FORMATION –NL COOP HOLDINGS LLC]